Exhibit 99.1

For Immediate Release

Alexandria Real Estate Equities, Inc. Announces Pricing of Tender Offer for Any and All of
Its Outstanding 4.000% Senior Notes Due 2024

PASADENA, Calif. — February 9, 2021 — Alexandria Real Estate Equities, Inc. (“Alexandria” or the “Company”) (NYSE: ARE) announced today that it has priced the previously announced cash tender offer for any and all of its outstanding 4.000% Senior Notes due 2024 (CUSIP No. 015271 AM1) (the “Notes”) on the terms of, and subject to the conditions set forth in, the Offer to Purchase, dated February 3, 2021 (the “Offer to Purchase”), and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). The Notes are fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P. The tender offer is referred to herein as the “Offer.” The Offer to Purchase and the Notice of Guaranteed Delivery are referred to herein collectively as the “Offer Documents.”

Certain information regarding the Notes and the pricing for the Offer is set forth in the table below.

Title of Security	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Reference Yield	Fixed Spread	Tender Offer Consideration (1), (2)
4.000% Senior Notes due 2024	015271 AM1	$650,000,000	0.125% U.S. Treasury Notes due December 15, 2023	FIT5	0.180%	20 bps	$1,102.42

(1) Per $1,000 principal amount.

(2) The Tender Offer Consideration is calculated on the basis of pricing for the U.S. Treasury Reference Security as of 2:00 p.m., New York City time, on February 9, 2021.

Holders must validly tender (and not validly withdraw) or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes at or before the Expiration Time (as defined below) in order to be eligible to receive the Tender Offer Consideration (as defined below). In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date (as defined in the Offer to Purchase) for the Notes. The Company expects the Settlement Date to occur on February 10, 2021. The Notes tendered by Notice of Guaranteed Delivery and accepted for purchase will be purchased on the third business day after the Expiration Time, but payment of accrued interest on such Notes will only be made to, but not including, the Settlement Date.

The Offer will expire today at 5:00 p.m., New York City time, unless extended or earlier terminated as described in the Offer Documents (such time and date, as they may be extended, the “Expiration Time”). Holders must validly tender their Notes, by following the procedures described in the Offer to Purchase, at or prior to the Expiration Time and not validly withdraw their Notes to be eligble to receive the Tender Offer Consideration and accrued and unpaid interest as described above and in the Offer Documents.

The Company’s obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in the Company’s discretion, of certain conditions, which are more fully described in the Offer Documents. The complete terms and conditions of the Offer are set forth in the Offer Documents. Holders of the Notes are urged to read the Offer Documents carefully.

The “Tender Offer Consideration” listed in the table above for each $1,000 principal amount of the Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Offer was determined in the manner described in the Offer Documents by reference to the fixed spread for the Notes specified in the table above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above at 2:00 p.m., New York City time, on February 9, 2021.

The Company has retained Global Bondholder Services Corporation (“GBSC”) as the tender agent and information agent for the Offer. The Company has retained Golman Sachs & Co. LLC as the dealer manager for the Offer.

Holders who would like additional copies of the Offer Documents may call or email the information agent, GBSC at (866) 924-2200 (toll free), (212) 430-3774 (banks and brokers) or contact@gbsc-usa.com. Copies of the Offer to Purchase and the Notice of Guaranteed Delivery are also available at the following website: http://www.gbsc-usa.com/ARE. Questions regarding the terms of the Offer should be directed to Goldman Sachs & Co. LLC, Attn: Liability Management Group, at 200 West Street, New York, NY 10282, by email at GS-LM-NYC@gs.com or by telephone at (212) 902-6351 (collect).

None of the Company, its board of directors, Golman Sachs & Co. LLC, GBSC or the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether holders of the Notes should tender their Notes pursuant to the Offer.

This press release shall not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Offer is being made solely pursuant to the Offer Documents. The Offer is not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by Goldman Sachs & Co. LLC or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Alexandria, an S&P 500® urban office real estate investment trust, is the first, longest-tenured and pioneering owner, operator and developer uniquely focused on collaborative life science, technology and agtech campuses in AAA innovation cluster locations. Founded in 1994, Alexandria pioneered this niche and has since established a significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland and Research Triangle.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding timing and consummation of the purchase of the Notes and risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the purchase of the Notes. These forward-looking statements are based on the Company’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by the Company’s forward-looking statements as a result of a variety of factors, including, without limitation, the risks and uncertainties detailed in the Offer Documents and in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update this information. For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements, and risks and uncertainties to the Company’s business in general, please refer to the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q.

CONTACT: Sara Kabakoff, Vice President – Communications, (626) 788-5578, skabakoff@are.com

# # #